Exhibit 3(a)
SECOND AMENDED ARTICLES OF INCORPORATION
OF
LNB BANCORP, INC.
     These Second Amended Articles of Incorporation (the “Articles”) of LNB Bancorp, Inc. (“Corporation”) hereby supersede Corporation’s existing Amended Articles of Incorporation and shall read as follows:
     FIRST. The name of Corporation shall be LNB Bancorp, Inc.
     SECOND. The place in Ohio where Corporation’s principal office is to be located is the City of Lorain, Lorain County.
     THIRD. The purpose for which Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 through 1701.98, inclusive, of the Ohio Revised Code, including (but not limited to) to qualify and act as a “financial holding company” as defined by the Gramm-Leach-Bliley Act of 1999.
     FOURTH. The number of shares (collectively, the “Shares”) which Corporation is authorized to have outstanding is 16,000,000 Shares consisting of: (i) 15,000,000 of common Shares, One Dollar ($1.00) par value (the “Common Shares”); and (ii) 1,000,000 of voting preferred Shares, no par value (the “Voting Preferred Shares”) as follows:
     A. Common Shares:
          The holders of the Common Shares are entitled at all times to one (1) vote for each Share and to such dividends as the Board of
Directors (herein called the “Board”) may in its discretion periodically declare, subject, however, to the voting and dividend rights of the holders of the Voting Preferred Shares. In the event of any liquidation, dissolution or winding up of Corporation, the remaining assets of Corporation after the payment of all debts and necessary expenses shall be distributed among the holders of the Common Shares pro rata in accordance with their respective Share holdings, subject, however, to the rights of the holders of the Voting Preferred Shares then outstanding. The Common Shares are subject to all of the terms and provisions of the Voting Preferred Shares as established by the Board in accordance with this Article FOURTH.
     B. Voting Preferred Shares:
          The Board is hereby expressly authorized in its discretion to adopt amendments to the Articles to provide for the issuance of one
(1) or more series of Voting Preferred Shares; to establish periodically the number of Shares to be included in each such series; and to fix the designation, powers, preferences, dividend rights and other rights of the Voting Preferred Shares of each such series and any qualifications, limitations or restrictions thereof, to the fullest extent permitted by law. When voting as a class, the holders of the Voting Preferred Shares shall be entitled at all times to one (1) vote for each Voting Preferred Share. Voting Preferred Shares redeemed or otherwise acquired by Corporation shall become authorized but unissued

Voting Preferred Shares, shall be unclassified as to series, and may thereafter be reissued in the same manner as other authorized but unissued Voting Preferred Shares.
     C. Series A Voting Preferred Shares:
          From the authorized number of Voting Preferred Shares of corporation, a series of Voting Preferred Shares designated as “Series A Voting Preferred Shares” is hereby created and shall consist of 750,000 Shares, without par value, of which the preferences, relative and other rights, and the qualifications, limitations or restrictions thereof shall be (in addition to those set forth elsewhere in these Articles) as follows:
     1. Dividends and Distribution.
          (a) In preference to the holders of Common Shares and of any outstanding junior Shares of Corporation, but subject to the prior and superior rights of the holders of any Shares of any series of Voting Preferred Shares ranking prior and superior to the Shares of Series A Voting Preferred Shares with respect to dividends, the holders of Series A Voting Preferred Shares shall be entitled to receive (when, as and if declared by the Board) from funds legally available for the purpose, quarterly dividends payable in cash on the first Business Day of January, April, July and October in each year (each such date being referenced herein as a “Quarterly Dividend Payment Date”, and “Business Day” meaning any day other than a Saturday, Sunday or a day on which banking institutions in the State of Ohio are authorized or obligated by law or executive order to close), commencing on the first Quarterly Dividend Payment Date after the first issuance of a Share or fraction of a Share of Series A Voting Preferred Shares. Such dividends shall be in an amount per Share (rounded to the nearest cent) equal to the greater of: (a) One Dollar ($1.00), or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per Share amount of all cash dividends and 100 times the aggregate per Share amount (payable in kind) of all non-cash dividends or other distributions (other than a dividend payable in Common Share or other subdivision of the outstanding Common Shares, by reclassification or otherwise, declared on the Common Shares) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any Share or fraction of a Share of Series A Voting Preferred Shares. If Corporation shall, on or after November 6, 2000 (the “Rights Declaration Date”), (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares, or (iii) combine the outstanding Common Shares into a smaller number of Shares, then (in each such case) the amount to which holders of Series A Voting Preferred Shares were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares outstanding immediately prior to such event.
          (b) The Board shall declare a dividend or distribution on the Series A Voting Preferred Shares as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in Shares of Common Shares); provided that, subject to the requirements of applicable law, in the event no dividend or distribution has been declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of One Dollar ($1.00) per Share on the Series A Voting Preferred Shares shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.
          (c) Dividends shall accrue and be cumulative on outstanding Series A Voting Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such Shares of Series A Voting Preferred Shares, unless: (i) the date of issue of such Shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such Shares shall accrue from the date of issue of such Shares, or (ii) the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series A Voting Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on Series A Voting Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such Shares shall be allocated pro rata on a Share-by-Share basis among all such Shares at the time outstanding. The Board may fix a record date for the determination of holders of Series A Voting Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than sixty (60) days prior to the date fixed for the payment thereof.
     2. Voting Rights. The holders of Series A Voting Preferred Shares shall have the following voting rights, in addition to those set forth elsewhere in this Article FOURTH:
          (a) Subject to the provision for adjustment hereinafter set forth, each Series A Voting Preferred Share shall entitle the holder thereof to one hundred (100) votes on all matters submitted to a vote of the shareholders of Corporation. If Corporation shall at any time on or after the Rights Declaration Date: (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares, or (iii) combine the outstanding Common Shares into a small number of Shares, then (in each such case) the number of votes per Share to which holders of Series A Voting Preferred Shares were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares outstanding immediately prior to such event.
          (b) Except as otherwise provided herein or by law, the holders of Series A Voting Preferred Shares and the holders of Common Shares shall vote together as one class on all matters submitted to a vote of shareholders of Corporation.
          (c) Except as set forth herein, the holders of

Series A Voting Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote as set forth in these Articles or by law) for taking any corporate action.
     3. Certain Restrictions.
          (a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Voting Preferred Shares as provided in Section 1 of paragraph C. (Series A Voting Preferred Shares)of Article FOURTH are in arrears, thereafter and until all accrued and unpaid dividends and distributions (whether or not declared) on Series A Voting Preferred Shares outstanding shall have been paid in full, the Corporation shall not:
(i) declare or pay dividends or make any other distributions on Shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Voting Preferred Shares;
(ii) declare or pay dividends or make any other distributions on any Shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Voting Preferred Shares, except dividends paid ratably on the Series A Voting Preferred Shares and all such parity Shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such Shares are then entitled;
(iii) redeem or purchase or otherwise acquire for consideration Shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Voting Preferred Shares; provided, however, that Corporation may at any time redeem, purchase or otherwise acquire any such junior Shares in exchange for any Shares of Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Voting Preferred Shares; and
(iv) purchase or otherwise acquire for consideration any Series A Voting Preferred Shares or any Shares ranking on a parity with the Series A Voting Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such Shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, determines in good faith will result in fair and equitable treatment among the respective series or classes.
          b) Corporation shall not permit any subsidiary of Corporation to purchase or otherwise acquire for consideration any Shares of Corporation unless, pursuant to paragraph (a) of this Section 3, Corporation could purchase or otherwise acquire such Shares at such time and in such manner.
     4. Reacquired Shares. Any Series A Voting Preferred Shares purchased or otherwise acquired by Corporation in any manner whatsoever shall be retired and cancelled promptly after such acquisition. All such Shares, upon their cancellation, shall become authorized but unissued Voting Preferred Shares, without designation as to series, and may be reissued as part of any series of Voting Preferred Shares created by the Board (including Series A Voting Preferred Shares)subject to the condition and restrictions on issuance set forth herein.
     5. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of Corporation, no distribution shall be made to:
          (a) The holder of Shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Voting Preferred Shares, unless (prior thereto) the holders of Series A Voting Preferred Shares have received the greater of: (i) One Dollar ($1.00) per Share ($0.001 per one one-hundredth of a Share), plus an amount equal to accrued and unpaid dividends and distributions thereon (whether or not declared) to the date of such payment, or (ii) an aggregate amount per Share, subject to the provision for adjustment herein set forth, equal to 100 times the aggregate amount to be distributed per Share to holders of Common Shares; or
          (b) The holders of Shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Voting Preferred Shares, except distributions made ratably on the Series A Voting Preferred Shares and all other such parity Shares in proportion to the total amounts to which the holders of all such Shares are entitled upon such liquidation, dissolution or winding up.
          If Corporation shall at any time declare or pay any dividend on Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a greater or lesser number of Common Shares, then (and in each such event) the aggregate amount to which the holder of each Share of Series A Voting Preferred Shares was entitled immediately prior to such event under paragraph (a)of this Section 5 shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.
     6. Combination. If Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other stock, securities, cash or any other property, then (in each such event) the Series A Voting Preferred Shares shall at the same time be similarly exchanged or changed in an amount per Share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged. If, at any time on or after the Rights

Declaration Date, Corporation (i) declares any dividend on Common Shares payable in Common Shares, (ii) subdivides the outstanding Common Shares; or (iii) combines the outstanding Common Shares into a smaller number of Shares, then (in each such case) the amount set forth in the preceding sentence with respect to the exchange or change of Series A Voting Preferred Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.
     7. No Redemption. The Series A Voting Preferred Shares shall not be redeemable; provided, however, that Corporation may acquire Series A Voting Preferred Shares in any other manner permitted by law or these Articles.
     8. Ranking. Unless otherwise provided in these Articles or any subsequent amendment of these Articles relating to a subsequent series of preferred Shares of Corporation, the Series A Voting Preferred Shares shall rank junior to all other series of Corporation’s Voting Preferred Shares as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up and shall rank senior to the Common Shares.
     9. Amendment. These Articles shall not be further amended in any manner which would materially and adversely alter or change the powers, preference or special rights of the Series A Voting Preferred Shares without the affirmative vote of the holders of at least a majority of the outstanding Series A Voting Preferred Shares, voting together as a single series.
     10. Fractional Shares. Series A Voting Preferred Shares may be issued in fractions of a Share (in one one-hundredth (1/100) of a Share and integral multiples thereof) that shall entitle the holder (in proportion to such holder’s fractional Shares) to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Voting Preferred Shares.
     FIFTH. Except as otherwise provided in these Articles, Corporation is hereby authorized to purchase through action of the Board, without the approval of the holders of any Shares of any class and upon such terms and conditions as the Board determines: (1) Shares of any class or series issued by Corporation, subject to express terms of such Shares; (2) any security or other obligation of the Corporation which may confer upon the holder thereof the right to convert such security or obligation into Shares of any class or series authorized by these Articles; (3) any security or other obligation which may confer upon the holder thereof the right to purchase Shares of any class or series authorized by these Articles; and (4) Shares of any class issued by Corporation if and when any holder of such Shares desires to (or, upon the happening of any event, is required to) sell such Shares.
     SIXTH. No holder of any Shares of any class shall have the right to vote cumulatively in the election of Directors to the Board.
     SEVENTH. No holder of the Shares of any class shall have any preemptive right to subscribe for or to purchase any Shares of any class whether now or hereafter authorized.